AMENDMENT TO LOOKSMART, LTD. PREFERRED

SHARES RIGHTS AGREEMENT

This amendment (the "Amendment") to the LookSmart, Ltd. Preferred Shares Rights Agreement dated as of November 15, 2007 (the "Rights Agreement) is made between LookSmart, Ltd., a Delaware corporation (the "Company"), and Mellon Investor Services LLC, a New Jersey limited liability company, as rights agent (the "Rights Agent"), as of July 8, 2008.

RECITALS

WHEREAS, on November 15, 2007, the Company and the Rights Agent entered into the Rights Agreement; and

WHEREAS, Section 27 of the Rights Agreement provides, among other things, that prior to the Distribution Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in accordance with the provisions of Section 27 thereof, and that upon the delivery of a certificate from an appropriate officer of the Company which states that such supplement or amendment is in compliance with the terms of Section 27 of the Rights Agreement (the "Officers Certificate"), the Rights Agent shall execute such supplement or amendment;

WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its stockholders to terminate the Rights Agreement and any rights granted thereunder and for the Company's officers to take such actions necessary to affect such termination;

WHEREAS, the Officer's Certificate is being delivered to the Rights Agent concurrently with the execution and delivery of this Amendment; and

WHEREAS, all acts necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Board and the Rights Agent.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned thereto in the Rights Agreement.

    Paragraph 1(k) of the Rights Agreement is hereby amended as follows:

(k) "Final Expiration Date" shall mean July 1, 2008.

3. Exhibit B to the Rights Agreement entitled "Form of Rights Certificate" shall be hereby amended to replace the date "November 7, 2010" with the date "July 1, 2008" in all places where such date appears.

4. Exhibit C to the Rights Agreement entitled "LookSmart, Ltd. Stockholder Rights Plan Summary of Rights" shall be hereby amended to replace the date "November 7, 2010" with the date "July 1, 2008" in all places where such date appears.

5. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

6. This Amendment may be executed in any number of counterparts with the same effect is if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

7. Upon the expiration of the Rights in accordance with the terms of the Rights Agreement, as amended hereby, the Rights Agreement shall be terminated and of no further force or effect whatsoever without any further action on the part of the Company or the Rights Agent.

8. The Company and the Rights Agent hereby waive any notice requirement under the Rights Agreement pertaining to this Amendment or any of the matters covered by this Amendment.

AGREED TO AND ACCEPTED:

LOOKSMART, LTD. MELLON INVESTOR SERVICES LLC,

as Rights Agent

By: Stacey Giamalis /s/ By: Sharon D. Magidson /s/

Name: Stacey Giamalis Name: Sharon D. Magidson

Title: SVP & GC Title: Relationship Manager

Date: July 8, 2008 Date: July 8, 2008